Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated March 27, 2024, except for Note 17, as to which date is May 31, 2024, with respect to the consolidated financial statements of Cardiff Lexington Corporation and Subsidiaries (the “Company”) as of and for the years ended December 31, 2023 and 2022. Our report contains an explanatory paragraph with respect to the Company’s ability to continue as a going concern and an emphasis of a matter paragraph with respect to a restatement of the 2022 financial statements. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Grassi & Co., CPAs, P.C.

Jericho, New York

May 31, 2024